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                                                                      EXHIBIT 12

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          LEVEL 3 COMMUNICATIONS, INC.

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
                                                     Fiscal Year Ended
                                                 ----------------------------
                                                 1998  1997  1996  1995  1994
                                                 ----  ----- ----- ----  ----
                                                 ($ in millions, except for
                                                          ratios)
Earnings (Loss) from Continuing Operations
 Before Taxes................................... $(22) $  70 $ 116 $ (4) $(33)
  Interest on Debt, Net of Capitalized
   Interest.....................................  133     15    33   52    77
  Interest Expense Portion of Rental Expense....    6    --      1  --      1
                                                 ----  ----- ----- ----  ----
Earnings Available for Fixed Charges............ $117  $  85 $ 150 $ 48  $ 45
                                                 ====  ===== ===== ====  ====
Interest on Debt................................ $147  $  15 $  38 $ 72  $ 86
  MFS Preferred Dividends.......................  --     --    --     8   --
  Interest Expense Portion of Rental Expense....    6    --      1  --      1
                                                 ----  ----- ----- ----  ----
Total Fixed Charges............................. $153  $  15 $  39 $ 80  $ 87
                                                 ====  ===== ===== ====  ====
Ratio of Earnings to Fixed Charges..............  --    5.73  3.87  --    --
                                                 ====  ===== ===== ====  ====
Deficiency...................................... $(36) $ --  $ --  $(32) $(42)
                                                 ====  ===== ===== ====  ====
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